Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement on Form S-3 (No. 333-237175) of Harpoon Therapeutics, Inc.;

(2) Registration Statements on Form S-8 (Nos. 333-229592, 333-237173, 333-254098 and 333-263453) pertaining to the Harpoon Therapeutics, Inc. 2015 Equity Incentive Plan, 2019 Equity Incentive Plan and 2019 Employee Stock Purchase Plan;

(3) Registration Statement on Form S-8 (No. 333-266747) pertaining to the Harpoon Therapeutics, Inc. 2022 Inducement Plan

of our report dated March 27, 2023, with respect to the financial statements of Harpoon Therapeutics, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

San Mateo, California

March 27, 2023